UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 30, 2025

THE TORO COMPANY
(Exact name of registrant as specified in its charter)

DE	1-8649	41-0580470
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8111 Lyndale Avenue South Bloomington, Minnesota		55420
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (952) 888-8801
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	TTC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 30, 2025, The Toro Company (“TTC”) entered into a note purchase agreement (the “2025 Note Purchase Agreement”) with the purchasers named therein to which TTC agreed to issue and sell, and the purchasers agreed to purchase, an aggregate principal amount of $200 million of TTC’s 5.27% Senior Notes due September 30, 2032 (the “2025 Notes”). On that same date, TTC issued the 2025 Notes to the purchasers named in the 2025 Note Purchase Agreement pursuant thereto. TTC intends to use the proceeds from the 2025 Notes to fully repay the entire $200 million in indebtedness outstanding under TTC’s Term Loan Credit Agreement, dated as of April 27, 2022, by and among TTC, Bank of America, N.A., as Administrator Agent, Wells Fargo Bank, National Association and U.S. Bank National Association, as Co-Syndication Agents and the Other Lenders Party Thereto, and for general corporate purposes.

The 2025 Note Purchase Agreement contains customary representations and warranties of TTC, as well as certain covenants, including limitations on transactions with affiliates, mergers, consolidations and asset sales and the incurrence of liens and subsidiary indebtedness. The 2025 Note Purchase Agreement also contains (i) a maximum leverage ratio covenant, and (ii) a most favored lender covenant, which effectively incorporates any interest coverage or fixed charge covenant from any material credit facility of TTC or its subsidiaries.

The 2025 Note Purchase Agreement also contains customary events of default (subject in certain cases to specified cure periods), including, but not limited to, non-payment, breach of covenants, representations and warranties, cross defaults, bankruptcy or other insolvency events, judgments and ERISA events.

The 2025 Notes are senior, unsecured obligations of TTC and will mature on September 30, 2032. Interest on the 2025 Notes is payable semiannually on the 30th day of March and September in each year, beginning on March 30, 2026.

TTC has the right to prepay all or a portion of the 2025 Notes upon notice to the holders for 100% of the principal amount so prepaid plus a make-whole premium, as set forth in the 2025 Note Purchase Agreement, plus accrued and unpaid interest, if any, to the date of prepayment. In addition, at any time during the 90-day period ending on the maturity date of the 2025 Notes, TTC will have the right to prepay all of the 2025 Notes without any make-whole premium. Upon the occurrence of certain change of control events, holders of the 2025 Notes will have the right to require that TTC purchase such holder’s 2025 Notes in cash at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

TTC issued the 2025 Notes to the purchasers named in the 2025 Note Purchase Agreement and pursuant thereto on September 30, 2025 in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The 2025 Notes were not registered under the Securities Act or any state securities laws and may not be offered or sold absent registration under the Securities Act, or pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

The foregoing description of the 2025 Note Purchase Agreement and the 2025 Notes is a summary of the material terms thereof, does not purport to be complete and is qualified in its entirety by reference to the complete text of the 2025 Note Purchase Agreement and the form of 2025 Note, which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated by reference into this Item 1.01.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under “Section 1 – Registrant’s Business and Operations – Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
10.1	Note Purchase Agreement, dated as of September 30, 2025, by and among The Toro Company and the Purchasers Listed on the Purchaser Schedule Thereto (filed herewith).

10.2	Form of 5.27% Senior Note due September 20, 2032 (filed herewith).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)
*	Certain annexes, schedules and exhibits have been omitted pursuant to Item 601(a)(5) of
Regulation S-K. TTC agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TORO COMPANY
(Registrant)

Date: September 30, 2025	/s/ Joanna M. Totsky
Joanna M. Totsky
Vice President, General Counsel and Corporate Secretary